CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-140198, 333-140272, and 333-153409) and Form S-8 (Nos. 333-130340, 333-140197, 333-142679, 333-150789, 333-172477, 333-178027 and 333-179833) of SunPower Corporation of our report dated February 29, 2012, except for the effects of the change in reporting entity due to the transfer of an entity under common control discussed in Note 3 and the change in composition of reportable segments discussed in Note 18 to the consolidated financial statements, as to which the date is February 22, 2013, relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California
February 22, 2013